Exhibit 10.32
December 31, 2024
Scott Kingsmore
Via Docusign
Re: Consulting Agreement
Dear Scott:
The Macerich Company (the “Company”) values your many contributions to the Company. The Company also appreciates your willingness to provide continued support and expertise to the Company for a limited period after your employment ends. This letter agreement (this “Agreement”) sets forth the arrangements with respect to your anticipated service to the Company as a transitional advisor to the Company. The Company’s obligations under this Agreement are conditioned on your continued employment with the Company to December 31, 2024.
1.Consulting Relationship. Commencing on January 1, 2025 and ending on March 31, 2025 unless earlier terminated in accordance with Section 1.f below (the “Consulting Term”), you shall provide the Services (as defined below) to the Company as a transition consultant. During the Consulting Term:
a.You will serve as a transitional advisor to the Company as requested by the Company’s Chief Executive Officer (the “CEO”) or its Chief Financial Officer (the “CFO”). You shall provide transitional services and other services that are appropriate for an individual of your knowledge, experience and past status as CFO (the “Services”).
b.You agree to be available to perform requested Services for up to thirty (30) hours per week during normal business hours, at times and on schedules as reasonably requested by the Company. You may commence other non-competitive employment during the Consulting Term; provided that such employment does not unreasonably interfere with your availability to perform and your performance of your obligations pursuant to this Agreement.
c.You will receive an advisory fee in respect of such Services of $100,000 per month (the “Consulting Fee”), which will be paid for three (3) consecutive months, in each case no later than thirty (30) days after the end of the month of Services. Such payments shall be reported to you as income on a Form 1099-MISC. In addition, the Company will provide you with reasonable travel expense reimbursement based on the Company’s policies as they may be in effect from time to time to the extent the Services requested by the CEO or the CFO necessitate travel and are approved by the CEO or the CFO.
d.During the Consulting Term, you will not be entitled to participate in any vacation, medical, retirement or other health and welfare or fringe benefit plan of the Company, and you will not make any claim of entitlement under any such employee plan, program or benefit on the basis of the Services; provided, however, that this does not supersede or otherwise affect your rights to continued medical, dental or group health following December 31, 2024 pursuant to COBRA or your right to payments and benefits pursuant to the Severance Pay Plan based on the termination of your employment effective on December 31, 2024 and your qualification for such payments and benefits.
e.During the Consulting Term, you will operate at all times as an independent contractor of the Company and nothing herein shall be construed as creating an employer/employee relationship. You will not be authorized to act as an agent of the Company or its affiliates or make commitments on behalf of the Company or its affiliates or bind the Company or its affiliates to any obligation whatsoever during the Consulting Term, except as authorized in advance in writing by the CEO or the CFO. As an independent contractor, you will be responsible for the payment of all taxes required to be paid in respect of the Consulting Fee, as the Company cannot withhold or remit tax payments for its independent contractors. While you may receive instructions or directions concerning the objects and goals of the Services, the Company has no right to control the manner in which you perform the Services. You may perform the Services from any location; provided that doing so is consistent with the needs for particular Services. It is the expectation of the Company that the Services will generally be performed remotely. Subject to any performance deadlines and needs to interact with others in the performance of the Services, you may determine your hours of performing the Services and time to devote to performance of the Services. You shall not be obligated to provide regular status reports concerning progress in the performance of the Services; provided that this shall not be construed to prevent the Company from directing you to perform Services that may involve the preparation of written reports.
f.The Company may end the Consulting Term before March 31, 2025 upon written notice to you for any of the following reasons: (i) you fail to use your best efforts to perform requested Services; (ii) you engage in willful misconduct; (iii) you display gross negligence in connection with the performance of the Services; (iv) you breach any of the provisions of this Agreement; or (v) you either fail to execute the Release Agreement pursuant to the Company’s Amended and Restated Severance Pay Plan that was proposed to you (the “Release Agreement”) within 45 days after the proposal of the Release Agreement or you revoke the Release Agreement after signing. In the event of the termination of the Consulting Term on anything other than the last day of a calendar month, the Company shall pay you a prorated portion of the monthly Consulting Fee with respect to such month. You may terminate the Consulting Term upon written notice if the Company breaches any of the provisions of this Agreement.

2.Indemnification and Insurance.
a.You will continue to be covered under any errors and omissions or other liability insurance covering officers and directors (“Insurance”) for the periods that you are or were serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate in accordance with the terms of such Insurance, which the Company shall continue to maintain for the benefit of you in respect of your period of service with the Company at least through all applicable statute of limitations periods; provided that the Company shall not be prohibited from amending or replacing the Insurance and the Company shall provide you with notice of any material modification of the Insurance.
b.Notwithstanding any provisions of this Agreement to the contrary, the terms of any indemnification agreement or provision applicable to you by reason of the fact that you are or were serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate thereof shall survive your termination of employment and any expiration of the Consulting Term.
3.Covenants.
a.You agree that, subject to Section 4 below, at all times during the Consulting Term, you shall refrain from making disparaging, false or defamatory statements regarding the Company, any member of its Board of Directors or any officer of the Company in any public medium or forum.
b.You agree that during the Consulting Term, you shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any Employee or Independent Contractor of the Company to cease employment or engagement with the Company. “Employee” and “Independent Contractor” shall mean a Company employee or independent contractor, as applicable, with whom you had material contact during your employment with the Company or about whom you learned confidential information during the last five (5) years of your employment with the Company. You acknowledge that it would be a violation of this Section 2.b if, other than for the benefit of the Company during your employment or engagement with the Company, you were to provide information about an Employee or Independent Contractor to an individual who you know or should know will use such information for the purpose of soliciting such Employee or Independent Contractor.
c.You understand and agree that you have been employed in a position of confidence and trust and will continue to serve in a position of confidence and trust throughout the Consulting Term. You have had and you will continue to have access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; and business plans, prospects and opportunities. You agree that, subject to Section 4 below, you shall not use or disclose any Confidential Information at any time except as reasonably necessary to perform the Services without the written consent of the Company.
d.No later than the end of the Consulting Term, and sooner if so requested by the Company, you shall deliver to the Company all Company documents, equipment and other property in your possession, custody or control, including all files, letters, notes, memoranda, reports, records and other material, including without limitation documents containing Confidential Information, and other materials relating to your services for the Company as an employee and you shall not take or keep in your possession any of the foregoing or any copies thereof, including without limitation any such documents in electronic form.
e.You agree that throughout the Consulting Term, you shall refrain from performing any services for any business that is then engaged in competition with the Company.
f.You agree that at the request of the Company, you will execute, and deliver such further documents and instruments as may be reasonably necessary to carry out and effectuate fully the transition provided for herein including, without limitation, assigning your ownership interest in the one (1) Series A Preferred Share of Macerich PPR Corp (“PPR Corp”) that you currently hold to a designated officer in exchange for the Redemption Price that would otherwise be paid if PPR Corp were to redeem such interest pursuant to Section 5, Exhibit A of the Articles of the Amendment and Restatement of Macerich PPR Corp or redeeming the same in connection with the potential liquidation of Pacific Premier Retail Trust.
4.Protected Activities. Nothing contained in this Agreement limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any governmental authority, including without limitation, the Equal Employment Opportunity Commission, the Securities and Exchange Commission (the “SEC”) or the National Labor Relations Board (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).
5.Miscellaneous. This Agreement shall be binding upon you and upon your respective heirs, administrators, representatives, executors, successors and assigns, and shall ensure to the benefit of you and your heirs, administrators, representatives, executors, successors and assigns. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. This Agreement may not be amended or modified other than by a written agreement executed by you and an authorized officer of the Company. Should any provision of this Agreement be declared or determined by any court or by an arbitrator to be illegal or invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby and the illegal or invalid part, term or provision shall not be deemed to be a part of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.
6.Complete Agreement. You acknowledge that this Agreement constitutes the entire and exclusive agreement between the Company and you with respect to the subject matter of a post-employment consulting arrangement with the Company and that no other promise, inducement or agreement has been made to you in connection with the subject matter of this Agreement.
7.Governing Law; Dispute Resolution. You agree that this Agreement shall be construed and enforced pursuant to the internal laws of the State of California, without regard to conflicts of law principles. If a dispute or claim shall arise with respect to (i) any of the terms or provisions of this Agreement, or the performance of any party hereunder, or (ii) matters relating to this Agreement, then the aggrieved party may, by notice as herein provided and given no later than the expiration of the statute of limitation that California state law prescribes for such a claim, require that the dispute be submitted under the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The JAMS Employment Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the parties, except as expressly set forth herein. The written decision of the arbitrator shall be binding and conclusive on the parties. Judgment may be entered in any court having jurisdiction and the parties consent to the jurisdiction of the Superior Court of Los Angeles County, California for this purpose. Any arbitration undertaken pursuant to the terms of this Agreement shall occur in Los Angeles County, California unless the parties mutually agree in writing to some other venue. The Company will pay the arbitrator’s fees and costs and the JAMS administrative fees and costs, except for your filing fee. Each party will pay for its own costs and attorneys’ fees, if any, but if any party prevails on a claim which affords the prevailing party attorneys’ fees, the Arbitrator may award reasonable fees to the prevailing party as provided by law. The Arbitrator will resolve any disputes regarding costs/fees associated with arbitration. This arbitration obligation shall not apply to any action by the Company or its affiliates for injunctive or other equitable relief.
(Signature Page Follows)

Sincerely,

THE MACERICH COMPANY

By: /s/ Ann C. Menard
Ann C. Menard
Senior Executive Vice President,
Chief Legal Officer and Secretary

ACKNOWLEDGED AND AGREED:
/s/ Scott Kingsmore
Scott Kingsmore

[Signature Page to S. Kingsmore Consulting Agreement]